Minerco’s Level 5 Increases Equity Position in Avanzar Sales and Distribution

HOUSTON, TX -- March 26, 2015 -- Minerco Resources, Inc. (OTC:MINE), parent company of Level 5 Beverage Company, Inc., the makers of VitaminFIZZ®, announced that Level 5 has exercised its option to purchase an additional 21% equity stake in Avanzar Sales and Distribution, LLC in California. This option increases Level 5's equity of Avanzar from 30% to 51%.

“Part of our strategy to deliver greater long term value to shareholders is to increase our stockholders’ equity by acquiring cash flowing assets,” said V. Scott Vanis, Minerco's Chairman and CEO. “A larger stake in Avanzar is another step in achieving this goal. Avanzar has made huge strides in every aspect of growing the business since our initial partnership began six months ago. Furthermore, Avanzar was and is instrumental in growing VitaminFIZZ locations in Southern California.”

Avanzar is a leading full service broker and distributor of world-class consumables and products. At the time of Level 5’s initial acquisition in October 2014, Avanzar serviced 3,200 locations in the Southern California retail marketplace. Today, Avanzar has a footprint of over 5,300 locations including a 25% expansion in the San Diego metro market. These additional accounts include new contracts with Stater Bros., Walmart and Winco.
Bill Juarez, the President of Avanzar stated, “We couldn’t be more pleased with our partnership with Minerco and Level 5 and the organizational improvements that we have accomplished over these past 6 months. We know we are well positioned for exponential growth through this summer’s selling season and into 2016.”
Level 5's increased ownership of Avanzar was made in affiliation with Minerco, the parent company of Level 5. Under the terms of the deal, Level 5 will pay a fixed price of $400,000 in structured payments throughout 2015. The entire purchase price ($400,000.) was entered as a Minerco-owned asset on the day the Exercise of the Option Agreement was executed. Level 5 also holds a second option to purchase up to 75% of the total equity of Avanzar at a predetermined price or a fixed multiple of revenues.
The use of proceeds is to be deployed, in part, to expand Avanzar's distribution and brokerage business both in locations and key accounts. Additionally, proceeds will also be used to expand its recently launched Merchandising and Sampling Department, which is expected to grow rapidly due to the massive demand for professional merchandising and sampling in Southern California. The proceeds will also be used to strategically and methodically pay down debt held on the Avanzar books.

About Avanzar
Headquartered in Brea, California, Avanzar Sales and Distribution specializes in working with early stage, fast moving consumer brands to develop and implement sales and distribution strategies. The Company operates a full service brokerage which includes account management, trade development and logistics services as well as in house DSD operations throughout Southern California. Avanzar distributes products to some of the most trusted retailers in the United States, including Kroger, Albertsons, HEB, Golub (Price Chopper),

Whole Foods, Walgreens, 7-Eleven, Tesoro, Circle K, Chevron, Kmart, Walmart, Stater Bros., Gelson's and Winco. www.avanzarsales.com

About Minerco Resources, Inc.
Minerco Resources, Inc. (OTC:MINE), is the parent company of Level 5 Beverage Company, Inc. (Level 5), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of forward-thinking, good-for-you consumer brands. The Minerco - Level 5 brand umbrella includes: VitaminFIZZ®, Vitamin Creamer®, Coffee Boost™ and The Herbal Collection™. http://minercoresources.com

Public Disclosure
Details of the Company's business, finances and agreements can be found as part of the Company's continuous public disclosure as a fully reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information, please visit: http://www.minercoresources.com. The above statements have not been evaluated by the Food and Drug Administration (FDA). These products are not intended to diagnose, treat, cure or prevent any disease.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

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